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NORCROSS, GA. (June 29, 1998) -- MELITA INTERNATIONAL NAMES TOM PESUT AS
PRESIDENT AND COO

NORCROSS, GA. (June 29, 1998) -- Melita International (Nasdaq: MELI), provider of integrated customer interaction and intelligent call solutions for call centers, announced that Tom Pesut is Company's new president and chief operating officer. Pesut will directly to Aleksander Szlam, chairman and chief executive.

In naming Pesut to the position, Szlam said, "Tom's strong background in senior operational positions with software and other companies brings a wealth of expertise to our Company. His many years of experience in developing and managing large, combined with his skills in international sales management, will be a welcome addition to Melita." Pesut, 49, brings 20 years of management experience in high-growth technology companies to Melita. He was most recently with PictureTel Corporation, where he served as vice president of sales. While in this position he was responsible for direct and channel sales and support, marketing and systems engineering, generating sales revenue of $500 million.

Prior to joining PictureTel in 1996, Pesut spent eight years with Novell, where he held a number of executive positions, rising from general manager of Canadian operations, during which he was responsible for sales, marketing, systems engineering, finance and administration, to senior vice president of sales for North and South America. During his three-year assignment as vice president, Americas, his region grew from $600 million to more than $1 billion in revenue. Pesut has also held various senior management positions at other technology companies including Xerox, AES Data and Remanco Systems.

Commenting on his appointment, Pesut said, "Melita is an acknowledged leader in providing best-in-class customer interaction management solutions for a multitude of industries. My management experience at companies providing network services complements Melita's product and service offerings. I look forward to playing a key role in continuing Melita's leadership position and joining a company with such drive and vision."

About Melita

Melita International is a leading total-solution provider of integrated customer interaction and intelligent call management systems that enable businesses to automate their call center activities, enhance telephony-based customer commerce and provide a superior level of Customer Care. The Company's products include PhoneFrame Explorer, MAGELLAN, Melita OpenClient Access (a desktop software development kit) and the MPACT CTI product offering. Melita's 2000NOW program ensures Year 2000 compliance of products now shipping and provides a Year 2000 migration path for legacy systems. Additional services are provided through the Melita Consulting Group, including consultation, analysis and professional services to enhance the productivity of call centers.

Melita International's worldwide customers include leading organizations in the financial services, retail, media and service bureau industries. The Company, with offices in Asia, Canada, Europe, Latin America and the U.S., began in 1983 and issued its initial public offering in June 1997. Melita International's web address is http://www.melita.com.

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